As filed with the U.S. Securities and Exchange Commission on February 22, 2024
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Global Payments Inc.
(Exact name of registrant as specified in its charter)
Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3550 Lenox Road
Atlanta, Georgia 30326
(770) 829-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Green
Senior Executive Vice President, Chief Administrative and Legal Officer and Corporate Secretary
Global Payments Inc.
3550 Lenox Road
Atlanta, Georgia 30326
(770) 829-8256
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Jacob A. Kling
Meng Lu
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PROSPECTUS
GLOBAL PAYMENTS INC.

$1,500,000,000 1.00% Convertible Senior Notes due 2029
and
any Common Stock issuable upon conversion

On August 8, 2022, we sold $1,500,000,000 principal amount of our 1.00% Convertible Senior Notes due 2029 (the “notes”) pursuant to an investment agreement among us and Silver Lake Partners VI DE (AIV), L.P., a Delaware limited partnership, and Silver Lake Alpine II, L.P, a Delaware limited partnership (the “Initial Purchasers”). The offer and sale of the notes were effected in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
The notes are currently held by SLP VI Galaxy Holdings II, L.P., SLP VI Galaxy Holdings, L.P., SLA II Galaxy Holdings, L.P. and SLP Galaxy Co-Invest, L.P. (collectively, the “selling securityholders”), each an affiliate of the Initial Purchasers. This prospectus may be used from time to time by the selling securityholders to offer up to $1,500,000,000 in aggregate principal amount of the notes and the shares of our common stock, no par value (“common stock”) issuable upon conversion of the notes, if any, in any manner described under “Plan of Distribution” in this prospectus. The selling securityholders may sell the notes or any such shares of common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. If the selling securityholders use underwriters, broker-dealers or agents, we will name them and describe their compensation in a supplement to this prospectus as may be required. We will receive no proceeds from any sale by the selling securityholders of the securities offered by this prospectus, but in some cases we have agreed to pay certain registration expenses. Please read this prospectus and any applicable prospectus supplement carefully before you invest.
The notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “GPN.” On February 21, 2024, the closing sale price of our common stock was $132.46 per share.
You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement, carefully before you invest in the securities described in the applicable prospectus supplement.
Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 9 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2024.

Unless we state otherwise or the context requires otherwise, references to “Global Payments,” the “Company”, “we,” “us,” “our” or similar terms are to Global Payments Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.
This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. By using a shelf registration statement, the selling securityholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings or resales.
In connection with an offer or sale of the securities described in this prospectus, we may provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that may add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the terms on which it is offering and selling notes or shares of common stock. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us or on behalf of us with the SEC. We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

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the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

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our Current Reports on Form 8-K filed on February 20, 2024 and February 21, 2024; and

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the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any other amendments and reports filed for the purpose of updating such description.

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:
Global Payments Inc.
3550 Lenox Road
Atlanta, Georgia 30326
(770) 829-8478
Attn: Investor Relations
Certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to them, can be viewed and printed from the investor relations section of our website at www.globalpaymentsinc.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the New York Stock Exchange. You may inspect reports, proxy statements and other information about us at the office of the New York Stock Exchange, NYSE Euronext, 20 Broad Street, New York, NY 10005.

FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include all statements other than statements of historical facts included or incorporated by reference in this prospectus, including statements concerning our business operations, economic performance and financial condition, our business strategy and means to implement our strategy, the amount of future capital expenditures, our success in developing and introducing new products and expanding our business, the successful integration of future acquisitions, and the timing of the introduction of new and modified products or services. You can sometimes identify forward-looking statements by our use of the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “forecast,” “guidance” and similar terms and/or expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Although we believe that the plans and expectations reflected in or suggested by our forward-looking statements are reasonable, those statements are based on a number of assumptions, estimates, projections or plans that are inherently subject to significant risks, uncertainties and contingencies, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Our actual revenues, revenue growth rates and margins, other results of operations and shareholder values could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These cautionary statements qualify all of our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumption or otherwise.

THE COMPANY
Global Payments is a leading payments technology company delivering innovative software and services to our customers globally, with worldwide reach spanning North America, Europe, Asia-Pacific and Latin America. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.
We were incorporated in 2000 and spun-off from our former parent company in 2001. Including our time as part of our former parent company, we have been in the payment technology services business since 1967. Since our spin-off, Global Payments has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Global Payments merged with Heartland Payment Systems, Inc., which significantly expanded our small- and medium-sized enterprise distribution, customer base and vertical reach in the United States. In September 2019, we consummated our merger with Total System Services, Inc. (“TSYS”). Prior to our merger with TSYS, TSYS was a leading global payments provider, offering seamless, secure and innovative solutions to issuers, merchants and consumers.
In 2023, we acquired EVO Payments, Inc. (“EVO”), a payment technology and services provider, offering payment solutions to merchants ranging from small and middle market enterprises to multinational companies and organizations across the Americas and Europe, for total purchase consideration of approximately $4 billion. The acquisition of EVO aligns with our technology-enabled payments strategy, expands our geographic presence and augments our business-to-business software and payment solutions business.
We are organized under the laws of the state of Georgia. The address and telephone number of our executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000. Our common stock is traded on the NYSE under the symbol “GPN”.

INDUSTRY AND MARKET DATA
We may use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our notes or common stock. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 9 of this prospectus and our consolidated financial statements and the related notes and other documents incorporated by reference before you decide to invest in our notes or common stock.
The Company
Global Payments is a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.
We were incorporated in 2000 and spun-off from our former parent company in 2001. Including our time as part of our former parent company, we have been in the payment technology services business since 1967.
We are organized under the laws of the state of Georgia. The address and telephone number of our executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000. Our common stock is traded on the NYSE under the symbol “GPN”.
Silver Lake Transaction
On August 1, 2022, we entered into an investment agreement with Silver Lake Partners VI DE (AIV), L.P., a Delaware limited partnership and Silver Lake Alpine II, L.P., a Delaware limited partnership (the “Initial Purchasers”), relating to the purchase and sale of $1.5 billion principal amount of 1.00% Convertible Senior Notes due 2029. In connection with the closing of the transaction on August 8, 2022, we entered into an indenture, dated August 8, 2022, with U.S. Bank Trust Company, National Association, as amended by the First Supplemental Indenture, dated as of December 14, 2022, between us and U.S. Bank Trust Company, National Association, pursuant to which the notes were issued. The notes are currently held by SLP VI Galaxy Holdings II, L.P., SLP VI Galaxy Holdings, L.P., SLA II Galaxy Holdings, L.P. and SLP Galaxy Co-Invest, L.P. (collectively, the “selling securityholders” and together with the Initial Purchasers, “Silver Lake”), each an affiliate of the Initial Purchasers.
Common Stock
The holders of shares of our common stock are entitled to one vote for each share held. Holders of our common stock are entitled to receive dividends as and when declared by our board of directors in its discretion, payable out of any of our assets at the time legally available for the payment of dividends in accordance with the Official Code of Georgia. Holders of our common stock are entitled to receive the net assets of Global Payments upon dissolution. The holders of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. Our common stock is not subject to future calls or assessments by us. In this prospectus, we have summarized certain general features of the common stock under the heading “Description of Capital Stock — Common Stock.”

The Notes
The Notes
$1,500,000,000 principal amount of our 1.00% Convertible Senior Notes due 2029.
Maturity Date
August 15, 2029, unless earlier converted or repurchased by us.
Interest and Interest Payment Dates
1.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year (beginning on February 15, 2023).
Regular Record Dates
February 1 and August 1 of each year, preceding the relevant interest payment date.
Conversion Rights
Holders may convert all or a portion of their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date based on the applicable conversion rate. The notes are convertible based on an initial conversion rate of 7.1089 shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of $140.67 per share). This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate.”
Upon conversion of any note, under the terms of the notes and the indenture governing the notes, we will pay or deliver, as the case may be, to the converting holder, in respect of each $1,000 (or any integral multiple of $1,000 in excess thereof) principal amount of notes being converted, (i) cash in the amount of principal plus accrued and unpaid interest and (ii) shares of common stock, cash or a combination of cash and shares of common stock at Global Payments’ election in the amount of premium owed, if any, together with cash, if applicable, in lieu of delivering any fractional share of common stock. See “Description of Notes — Conversion Rights.” Holders who convert their notes in connection with a make-whole fundamental change, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes — Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change.”
Fundamental Change
If we undergo a fundamental change, as defined herein, subject to certain conditions, a holder will have the right, at its option, to require us to repurchase for cash any or all of its notes. The fundamental change repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes — Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”
Optional Redemption
The notes are not optionally redeemable.

Ranking
The notes are our senior unsecured obligations and rank:
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senior in right of payment to any of our existing and future indebtedness or other obligations that are expressly subordinated in right of payment to the notes;

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equal in right of payment to any of our existing and future unsecured indebtedness or other obligations that are not so subordinated;

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effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

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structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of December 31, 2023, we had outstanding, on a consolidated basis, approximately $16.0 billion of unsecured unsubordinated indebtedness and no secured indebtedness (in each case, excluding finance leases, software financing arrangements, settlement facilities and the notes offered hereby).
Use of Proceeds
The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and the shares of common stock issuable upon conversion of the notes, if any. We will not receive any proceeds from these sales.
Registration Rights
We prepared this prospectus in connection with our obligations under an investment agreement which provides the Initial Purchasers and the selling securityholders with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes, if any. Pursuant to such investment agreement, we will use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of (i) such time as all registrable securities under the investment agreement (y) have been sold in accordance with the plan of distribution disclosed in this prospectus or (z) otherwise cease to qualify as registrable securities under the investment agreement or (ii) such time as we consolidate or merge with or into another entity and our company stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that constitutes a change of control of Global Payments and our shares of common stock are delisted from the NYSE.
Listing
The notes are not listed on any securities exchange. Our common stock is listed on the NYSE under the symbol “GPN.” The address and telephone number of our executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.
Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes or the common stock.

RISK FACTORS
Investing in the notes or common stock (collectively “securities”) involves risks. You should carefully consider the risk factors described below and incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the securities. See also “Forward-Looking Statements.” For more information, see the section entitled “Where You Can Find More Information” above.
Risks Relating to the Notes and Common Stock
We may issue additional shares of common stock (including upon conversion of the notes) or instruments convertible into shares of common stock, which may materially and adversely affect the market price of our shares of common stock and the trading price (if any) of the notes.
We may conduct future offerings of our shares of common stock, preferred stock or other securities convertible into our shares of common stock to fund acquisitions, finance operations or for other purposes. In addition, we may also issue shares of our common stock under our equity awards plans. The notes do not contain restrictive covenants that would prevent us from offering our shares of common stock or other securities convertible into our shares of common stock in the future. The market price of our shares of common stock or the trading price (if any) of the notes could decrease significantly if we conduct such future offerings, if any of our existing shareholders sells a substantial amount of our shares of common stock or if the market perceives that such offerings or sales may occur. Moreover, any additional issuance of our shares of common stock will dilute the ownership interest of our existing shareholders, and may adversely affect the ability of holders of the notes to participate in any appreciation of our shares of common stock.
The notes are effectively subordinated to any secured indebtedness we may incur and are structurally subordinated to all of the obligations of our subsidiaries, including trade payables, which may limit our ability to satisfy our obligations under the notes.
The notes are our senior unsecured obligations and rank:
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senior in right of payment to any of our existing and future indebtedness or other obligations that are expressly subordinated in right of payment to the notes;

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equal in right of payment to any of our existing and future unsecured indebtedness or other obligations that are not so subordinated;

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effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

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structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of December 31, 2023, we had outstanding, on a consolidated basis, approximately $16.0 billion of unsecured unsubordinated indebtedness and no secured indebtedness (in each case, excluding finance leases, software financing arrangements, settlement facilities and the notes offered hereby). In addition, as of December 31, 2023, our subsidiaries had no indebtedness to third parties (excluding finance leases, software financing arrangements and settlement facilities) and had issued no preferred equity.
Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings or financial condition and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

Regulatory actions may adversely affect the trading price (if any) and liquidity of the notes.
Investors in, and potential purchasers of, the notes who employ, or seek to employ, a convertible arbitrage strategy with respect to the notes may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the notes to conduct a convertible arbitrage strategy with respect to the notes. This could, in turn, adversely affect the trading price (if any) and liquidity of the notes.
A holder of notes will not be entitled to any rights with respect to our shares of common stock, but may be subject to any changes made with respect to our shares of common stock.
A holder of notes will generally not be entitled to any rights with respect to our shares of common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of common stock), but will be subject to all changes affecting our shares of common stock to the extent (i) the trading price of the notes (if any) depends on the market price of our shares of common stock, (ii) such holder receives shares of common stock upon conversion of such holder’s notes and (iii) such changes result in adjustment to the then applicable conversion rate. For example, if an amendment is proposed to our articles of incorporation which requires shareholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of the common stock implemented by that amendment.
Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our shares of common stock may decline after you exercise your conversion right but before we settle our conversion obligation.
Under the notes, a converting holder will be exposed to fluctuations in the value of our shares of common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. If we settle the amount of premium owed, if any, upon conversions of notes through payment or delivery, as the case may be, of shares of common stock, cash or a combination of cash and shares of common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our shares of common stock for each volume-weighted average price (“VWAP”) trading day in a 20 VWAP trading day observation period. As described under “Description of Notes — Conversion Rights — Settlement Upon Conversion,” the observation period with respect to any note surrendered for conversion, means: (i) if the relevant conversion date occurs prior to May 15, 2029, the 20 consecutive trading-day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after May 15, 2029, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the maturity date.
If the price of our shares of common stock decreases during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our shares of common stock at the end of such period is below the average of the volume weighted average prices of our shares of common stock during the relevant observation period, the value of any shares of common stock that you may receive in satisfaction of our conversion obligation will generally be less than the value used to determine the amount of consideration that you will receive upon conversion.
Volatility in the market price and trading volume of our common stock could adversely impact the trading price (if any) of the notes.
A decrease in the market price of our common stock would likely adversely impact the trading price (if any) of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes. Although we have entered into privately negotiated capped call transactions with financial institutions in connection with the issuance of the notes (the “capped call transactions”) which are expected generally to increase the effective conversion premium of the notes to a cap price and reduce the potential dilutive effect on our common stock upon conversion of the notes or, at our election (subject to certain conditions), offset any cash payments made by us, the counterparties to the capped call transactions or another designated financial institution may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or purchasing or selling our common stock or other securities in secondary market transactions prior to the maturity of the notes (and are likely to do so in connection with any conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the trading price (if any) of the notes.
Economic volatility affects our operations and our debt.
An economic downturn or contraction may negatively affect demand for our products and services, which would negatively affect our financial results of operations and cash flows necessary to service our debt. The credit environment could impact our ability to borrow money in the future. Additional financing or refinancing of our existing indebtedness might not be available and, if available, may not be available on economically favorable terms. Further, an increase in leverage could lead to deterioration in our credit ratings. A reduction in our credit ratings, regardless of the cause, could also limit our ability to obtain additional financing and/or increase our cost of obtaining financing. There is no guarantee we will be able to access the capital markets at financially economical interest rates, which could negatively affect our business. While we believe that we will continue to have adequate credit available to meet our needs, there can be no assurance of that.
An increase in market rates could result in a decrease in the trading price (if any) of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the notes and market interest rates increase, the trading price (if any) of your notes may decline. We cannot predict the future level of market interest rates.
The notes and the indenture that governs the notes contain limited protections against certain types of important corporate events and may not protect your investment upon the occurrence of such corporate events and do not protect your investment upon the occurrence of other corporate events.
The indenture for the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•
protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee;

•
limit our ability to incur indebtedness with a maturity date earlier than the maturity date of the notes;

•
restrict our subsidiaries’ ability to issue equity securities to third parties that would rank senior to the equity securities of our subsidiaries held by us, which would entitle those third parties to receive any assets of those subsidiaries prior to any distribution to us in the event of a liquidation or dissolution of those subsidiaries;

•
restrict our ability to purchase or prepay our securities other than the notes; or

•
restrict our ability to make investments or to purchase or pay dividends or make other payments in respect of our shares of common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control.

We will not be obligated to purchase the notes upon the occurrence of all significant transactions that are likely to affect the market price of our shares of common stock and/or the trading price (if any) of the notes.
Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions do not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us could substantially affect our capital structure and the value of the notes and our shares of common stock, but may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure, the value of the notes and our shares of common stock or any credit ratings, thereby adversely affecting holders of the notes.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment upon the occurrence of specified events, including, but not limited to, the issuance of stock dividends on our shares of common stock, the issuance of certain rights or warrants to holders of our shares of common stock, subdivisions or combinations of our shares of common stock, distributions of capital stock, indebtedness or assets to holders of our common stock, certain cash dividends and certain issuer tender or exchange offers, as described under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate.” However, the conversion rate will not be adjusted for other events, such as third party tender offers or exchange offers or the issuance of shares of common stock, or securities convertible into shares of common stock, in underwritten or private offerings, that may adversely affect the market price of our shares of common stock and the trading price (if any) of the notes. An event that adversely affects the trading price of the notes may occur, and that event may not result in an adjustment to such conversion rate.
The trading price (if any) of the notes may be adversely affected by whether an active trading market develops for the notes and other factors.
There is currently no active trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion in any automated dealer quotation system. A market may not develop for the notes or, if developed, may not continue. There can be no assurance as to the liquidity of any market that may develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security, by changes in the market price of our shares of common stock, which may be volatile, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. If an active, liquid market does not develop for the notes, the trading price (if any) and liquidity of the notes may be adversely affected.
We may not have adequate cash available to settle the principal amount of the notes in cash in the event of conversion or to repurchase the notes upon the occurrence of a fundamental change.
Under the terms of the notes and the indenture governing the notes, any conversion of the notes will be settled in (i) cash in the amount of the principal amount of the notes being converted and any accrued and unpaid interest thereon and (ii) shares of common stock, cash or a combination of cash and shares of common stock at Global Payments’ election in the amount of premium, if any (and cash in lieu of any fractional shares).
If we do not have adequate cash available, either from cash on hand, funds generated from operations or existing financing arrangements, or we cannot obtain additional financing arrangements, we may not be able to settle the principal amount of the notes in cash. Although we have entered into the capped call transactions, which are expected generally to increase the effective conversion premium of the notes to a cap price and reduce the potential dilutive effect on our common stock upon conversion of the notes or, at our election (subject to certain conditions), offset any cash payments made by us, there can be no guarantee that the capped call transactions will increase the effective conversion premium or offset the cash payments made by us.

Our ability to repurchase the notes in cash upon the occurrence of a fundamental change or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes and may constitute an event of default or prepayment under, or result in the acceleration of the maturity of our then-existing indebtedness. If the repayment of the other indebtedness were to be accelerated, we may not have sufficient funds to repay that indebtedness and to purchase the notes or to pay the amount of cash (if any) due upon conversion. Our inability to pay for your notes that are surrendered for purchase or upon conversion could result in your receiving substantially less than the principal amount of the notes.
The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate holders for any lost value of their notes as a result of such make-whole fundamental change.
If a make-whole fundamental change occurs, under certain circumstances, we will increase the conversion rate for the notes by a number of additional shares of common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our shares of common stock in such transaction, if in cash, or the average of the closing sale prices per share of common stock for the five consecutive trading days immediately preceding, but excluding, the effective date, as described below under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”
The adjustment to the conversion rate, if any, for notes converted in connection with a make-whole fundamental change may not adequately compensate a holder for lost value of its notes as a result of such transaction. In addition, if the applicable price in the transaction is greater than $350 per share or less than $122.32 per share (in each case, subject to adjustment), no increase will be made to the conversion rate. Moreover, in no event will the conversion rate as a result of such increase exceed 8.1752 shares per $1,000 principal amount of notes, subject to adjustment at the same time and in the same manner as the conversion rate as described under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate.” The obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
The fundamental change and make-whole fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.
The fundamental change repurchase rights, which allow holders to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes — Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” and the provisions requiring an increase to the conversion rate for conversions in connection with a make-whole fundamental change may delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.
Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes, or may otherwise depress the price of our shares of common stock.
Under the terms of the notes and the indenture governing the notes, any conversion of the notes will be settled in (i) cash in the amount of aggregate principal amount of the notes being converted and any accrued and unpaid interest thereon and (ii) shares of common stock, cash or a combination of cash and shares of common stock at Global Payments’ election in the amount of premium, if any (and cash in lieu of any fractional shares). The conversion of some or all of the notes will dilute the ownership interests of existing shareholders to the extent we do not cash settle any amount associated therewith, and deliver shares upon conversion of any of the notes. Any sales in the public market of such shares of common stock issuable upon such conversion could adversely affect prevailing market prices of our shares of common stock. In addition, the existence of the notes may encourage short selling by market participants because such conversion could be used to satisfy short positions, or anticipated conversion of the notes into shares of common stock could depress the price of our shares of common stock.
The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.
We have not, and do not intend to seek a rating for the notes. However, one or more rating agencies may rate the notes in the future. Such rating agencies may assign the notes a rating lower than the rating expected by investors. In addition, ratings agencies’ ratings of the notes wouldnot address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and trading price of the notes and increase our corporate borrowing costs.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends in excess of the dividend threshold, as described under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate.” If the conversion rate is adjusted as a result of a distribution that is taxable to our shareholders, such as certain cash dividends, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to maturity, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. That increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.”
If you are a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). The amount of any such withholding tax may be set off against any subsequent payment or distribution otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes). See “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Distributions on Common Stock.”
Shares of our common stock are equity interests and therefore subordinate to our indebtedness and preferred stock.
Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of preferred stock we may issue in the future.

USE OF PROCEEDS
The selling securityholders will receive all of the proceeds from the sale under this prospectus and any accompanying prospectus supplement of the notes or the common stock issuable upon conversion of the notes, if any. We will not receive any proceeds from these sales. This prospectus is being filed in accordance with the investment agreement between us and the Initial Purchasers.

This prospectus contains summary descriptions of the notes and common stock that may be sold under this prospectus from time to time. These summary descriptions are not meant to be complete descriptions of any security.
DESCRIPTION OF NOTES
The notes were issued under an indenture dated as of August 8, 2022, between us and U.S. Bank Trust Company, National Association, as trustee (which we refer to as the “trustee”), as amended by the First Supplemental Indenture, dated as of December 14, 2022, between us and the trustee (which we refer to as the “indenture”). A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. Those documents, and not this description, define a holder’s legal rights as a holder of the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). For purposes of this summary, the terms “Global Payments,” “we,” “us” and “our” refer only to Global Payments Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes defaulted interest, if any, payable pursuant to the indenture and “additional interest” payable pursuant to the provisions described under “— Events of Default.”
General
We issued $1.5 billion aggregate principal amount of our 1.00% Convertible Senior Notes due 2029 (the “notes”). The notes bear interest at a rate of 1.00% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023, to holders of record at the close of business on the preceding February 1 and August 1 immediately preceding the February 15 and August 15 interest payment dates, respectively, except as described below.
The notes:
•
were issued in minimum denominations of integral multiples of $1,000 principal amount;

•
are our unsecured senior obligations;

•
are convertible at any time prior to the close of business on the business day immediately preceding the maturity date into shares of common stock at a conversion rate, based on an initial conversion rate of 7.1089 shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of $140.67 per share), subject to adjustment as described in this prospectus under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate”;

•
are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•
bear additional interest under the circumstances described under “— Events of Default;” and

•
mature on August 15, 2029.

The notes were issued as global securities as described below under “— Form, Denomination and Registration of Notes.” We will make payments in respect of the notes by wire transfer of immediately available funds to The Depository Trust Company, or DTC or the depository, or its nominee as registered owner of the global securities.
A holder may convert notes at the office of the conversion agent, present notes for registration of transfer or exchange at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes. We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Conversion Rights — Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change,” “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “— Consolidation, Merger and Sale of Assets.” If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time. The registered holder of a note (including DTC or its nominee in the case of notes issued as global securities) will be treated as its owner for all purposes. Only registered holders will have the rights under the indenture.
Additional Notes
Unless holders of 100% in aggregate principal amount of the outstanding notes consent, we may not increase the aggregate principal amount of the notes outstanding under the governing indenture by issuing additional notes in the future (except for notes authenticated and delivered upon registration of transfer or exchange for or in lieu of other notes in certain limited circumstances).
Ranking
The notes are our senior unsecured obligations and rank:
•
senior in right of payment to any of our existing and future indebtedness or other obligations that are expressly subordinated in right of payment to the notes;

•
equal in right of payment to any of our existing and future unsecured indebtedness or other obligations that are not so subordinated;

•
effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•
structurally junior to all existing and future indebtedness, other liabilities (including trade payables) of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings or financial condition and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries. The indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.
Interest Payments
We will pay interest on the notes at a rate of 1.00% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the February 1 and August 1 immediately preceding the February 15 and August 15 interest payment dates, respectively. Interest will accrue on the notes from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or the maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.
Accrued and unpaid interest, if any, to, but excluding, the relevant settlement date of any conversion shall be paid in cash to the applicable holders upon conversion, together with the conversion obligation. However, if notes are converted after the close of business on a record date but prior to the open of business on the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the full amount of the interest payable on such notes on that interest payment date.

For a description of when and to whom we must pay additional interest, if any, see “— Events of Default.”
Conversion Rights
Holders of notes may convert their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date in integral multiples of $1,000 principal amount at a conversion rate, based on an initial conversion rate of 7.1089 shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of $140.67 per share). The conversion rate, and thus the conversion price, will be subject to adjustment as described below. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.
We will not issue a fractional share of common stock upon conversion of a note. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined below) on the last trading day of the relevant observation period (as defined below).
“Closing sale price” on any date means the per share price of our common stock on such date, determined (i) on the basis of the closing sale price per share (or if no closing sale price per share is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions for the relevant stock exchange or (ii) if the common stock is not listed on a U.S. national securities exchange on the relevant date, the last quoted bid price for the common stock on the relevant date, as reported by OTC Markets Group, Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the closing sale price shall be the price determined by a nationally recognized independent investment banking firm retained by us for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arm’s-length transaction, for one share of common stock. The closing sale price will be determined without reference to after-hours or extended market trading.
“Relevant stock exchange” means the NYSE or, if the common stock (or other security for which the closing sale price must be determined) is not then listed on the NYSE, the principal other U.S. national securities exchange or market on which the common stock (or such other security) is then listed.
“Trading day” means a day on which (i) there is no market disruption event, (ii) trading in the common stock generally occurs on the relevant stock exchange or, if the common stock is not then listed on a U.S. national securities exchange, on the principal other market on which the common stock is then traded, and (iii) a closing sale price for the common stock is available on such securities exchange or market; provided that if the common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.
“Market disruption event” means, with respect to common stock or any other security, (i) a failure by the relevant stock exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any “scheduled trading day” (as defined below) for common stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) of the common stock or such other security or in any options contracts or future contracts relating to the common stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.
“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If the common stock is not listed on any U.S. national securities exchange, “scheduled trading day” means a business day.
Conversion Procedures
To convert its note, a holder of a physical note must:

•
complete and manually sign the required conversion notice, or a facsimile thereof, with appropriate notarization or signature guarantee, and deliver the completed conversion notice or a facsimile thereof to the conversion agent;

•
surrender the note to the conversion agent;

•
furnish appropriate endorsements and transfer documents if required by the registrar or conversion agent; and

•
if required, pay all transfer or similar taxes.

If a holder holds a beneficial interest in a global note, to convert such note, the holder must comply with the last requirement listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. The date a holder complies with the applicable requirements is the “conversion date” under the indenture.
Settlement Upon Conversion
Under the terms of the notes and the indenture governing the notes, upon conversion, we shall pay or deliver the applicable settlement amount (as defined below).
Not later than the close of business on the business day immediately following the relevant conversion date, we may specify the portion of the daily share amount that will be settled in cash (any such portion of the daily share amount to be settled in cash, the “cash percentage”) by written notice (a “cash percentage notice”) to each converting holder, the trustee, the conversion agent (if other than the trustee); provided, however, that we shall deliver a cash percentage notice no later than the close of business on the business day immediately preceding May 15, 2029 to all holders, the trustee and the conversion agent (if other than the trustee) with respect to all conversions occurring on or after May 15, 2029. If we timely elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or applicable portion of the shares of common stock comprising the daily share amount for any trading day in the applicable observation period will equal the daily net cash portion (as defined below). The number of shares of common stock, if any, that we shall deliver in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not timely specify a cash percentage for a conversion date, we shall no longer have the right to specify a cash percentage with respect to the applicable conversion and shall be required to settle 100% of the daily share amount for each trading day of the applicable observation period with shares of common stock, if any; provided that we shall pay cash in lieu of fractional shares otherwise issuable upon conversion of securities.
The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:
(a)
cash in an amount equal to the lesser of (i) $50.00 and (ii) the daily conversion value on such trading day; and

(b)
if the daily conversion value on such trading day exceeds $50.00, a number of shares of common stock equal to (i) the difference between the daily conversion value and $50.00, divided by (ii) the daily VWAP for such trading day (the “daily share amount”).

The “settlement amount” means the sum of the daily settlement amounts for each trading day in the observation period.
The “daily net cash portion” means, for each of the 20 consecutive trading days during the observation period, the product of:
(a)   the cash percentage;
(b)   the daily share amount for such trading day; and
(c)   the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (a) the conversion rate on such trading day and (b) the daily VWAP for such trading day.
The “daily VWAP” means, for each trading day during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Observation period” with respect to any security surrendered for conversion, means: (i) if the relevant conversion date occurs prior to May 15, 2029, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after May 15, 2029, the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding the maturity date.
Adjustments to the Conversion Rate
The conversion rate is subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events:
•
If we issue shares of common stock as a dividend or distribution on our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date (as defined below) of such dividend or distribution;
CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;
OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on the ex date for such dividend or distribution; and
OS’	=	the number of shares of common stock outstanding immediately after giving effect to such dividend or distribution.

•
If we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the effective date of such share split or share combination;
CR’	=	the conversion rate in effect immediately after the open of business on the effective date of such share split or share combination;
OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS’	=	the number of shares of common stock outstanding immediately after giving effect to such share split or share combination, as the case may be.
Any adjustment made under the first bullet above shall become effective immediately after the open of business on the ex date for such dividend or distribution, and any adjustment under the second bullet shall become effective immediately after the open of business on the effective date of such share split or share combination. If any dividend or distribution of the type described in the first bullet above is declared but not so paid or made, or any share split or share combination of the type described in the second bullet above is announced but the shares of common stock are not split or combined, as the case may be, then the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or not to split or combine the shares of common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.
•
If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the date of such distribution, to purchase or subscribe for our shares of common stock at a price per share less than the average of the closing sale prices of our shares common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	OS0 + X
OS0 + Y
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;
CR’	=	the conversion rate in effect immediately after the open of business on such ex date;
OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on such ex date;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our shares of common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.
Any increase made under this third bullet will be made successively whenever any such rights, options or warrants are distributed and will become effective immediately after the open of business on the ex date for such distribution. To the extent that common stock is not delivered after expiration of such rights, options or warrants, the conversion rate shall be readjusted, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our board of directors determines not to make such distribution, to the conversion rate that would then be in effect if such ex date for such distribution had not occurred.
In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at less than such average of the closing sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, and in determining the aggregate offering price of such common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors. Except in the case of a readjustment of the conversion rate pursuant to the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this third bullet.

•
If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our shares of common stock, but excluding:

(i)
dividends or distributions as to which an adjustment was effected pursuant to the first, second and third bullets above;

(ii)
dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to the fifth bullet below or that is excluded from the scope of the section of the indenture described by the fifth bullet below by the parenthetical language preceding the formula therein;

(iii)
distributions of reference property in a transaction described in the section “Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” below;

(iv)
rights issued pursuant to a rights plan of the company (i.e., a poison pill), except to the extent provided by the indenture; and

(v)
spin-offs to which the provisions set forth in the latter portion of this bullet shall apply (any of such shares of capital stock, indebtedness or other assets, securities or property or rights, options or warrants to acquire its capital stock or other securities, the “distributed property”), then, in each such case, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;
CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such distribution;
SP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the distributed property distributable with respect to each outstanding share of common stock as of the open of business on the ex date for such distribution.
If our board of directors determines “FMV” for purposes of this fourth bullet by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the closing sale prices of the common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex date for such distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive (without having to convert its securities), for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of distributed property that such holder would have received if such holder had owned a number of shares of common stock equal to the conversion rate in effect on the ex date for such distribution.
Any increase made under the portion of this fourth bullet above shall become effective immediately after the open of business on the ex date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors determines not to make such distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
With respect to an adjustment pursuant to this fourth bullet where there has been a payment of a dividend or other distribution on our common stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:
CR’ = CR0 x	FMV0 + MP0
MP0
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for the spin-off;
CR’	=	the conversion rate in effect immediately after the open of business on ex date of the spin-off;
FMV0	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days immediately following, and including, the ex date for the spin-off (the “valuation period”); and
MP0	=	the average of the closing sale prices of our common stock over the valuation period.
The increase to the conversion rate under the preceding paragraph shall be determined on the last trading day of the valuation period, but will be given effect immediately after the open of business on the ex date for such spin-off. In respect of any conversion of securities during the valuation period, references in the portion of this fourth bullet related to spin-offs to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex date of such spin-off and the conversion date in determining the conversion rate. If the period from and including the ex date for the spin-off to and including the last trading day of the observation period in respect of any conversion of notes is less than 10 trading days, references in the portion of this fourth bullet related to spin-offs with respect to 10 trading days shall be deemed to be replaced, solely in the conversion of the notes, with such lesser number of trading days as have elapsed from, and including, the ex date for the spin-off to, and including, the last trading day of the observation period.
•
If any cash dividend or distribution is made to all or substantially all holders of our common stock (other than a regular, quarterly cash dividend that does not exceed $0.125 per share, which is referred to as the “dividend threshold”), the conversion rate will be increased based on the following formula:

CR’ = CR0 x	SP0 – T
SP0 – C
where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution;
CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;
SP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex date for such dividend or distribution (or, if we declare such dividend or distribution less than 11 trading days prior to the ex date for such dividend or distribution the reference to 10 consecutive trading days shall be replaced with a smaller number of consecutive trading days that shall have occurred after, and not including, such declaration date and prior to, but not including, the ex date for such dividend or distribution);
T	=	the dividend threshold; provided, that if the dividend or distribution is not a regular quarterly cash dividend, then the dividend threshold will be deemed to be zero; and

C	=	the amount in cash per share of common stock we distribute to holders of our common stock.
Any adjustment made under this fifth bullet shall become effective immediately after the open of business on the ex date for such dividend or distribution.
The dividend threshold is subject to adjustment in a manner inversely proportional to, and at the same time as, adjustments to the conversion rate; provided, that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate pursuant to this fifth bullet. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive (without having to convert its securities), for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate on the ex date for such cash dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
Except in the case of a readjustment of the conversion rate pursuant to the last sentence of the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this fifth bullet.
•
If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’
where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR’	=	the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares of common stock purchased in such tender or exchange offer;
OS0	=	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);
OS’	=	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
SP’	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.
The increase to the conversion rate under this sixth bullet will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion of securities during the 10 trading days immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires, references within this sixth bullet with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date that such tender or exchange offer expires and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of securities, references in this sixth bullet to ten (10) trading days shall be deemed to be replaced, solely in respect of that conversion of securities, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be immediately decreased to the conversion rate that would be in effect if such tender or exchange offer had not been made. Except in the case of a readjustment of the conversion rate pursuant to the last sentence of the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this sixth bullet.
The “ex date” is the first date on which our common shares trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of common stock on the relevant stock exchange (in the form of due bills or otherwise) as determined by the relevant stock exchange.
The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullets above (other than for share splits or share combinations) if we make provision for each holder of the notes to participate, and such holder elects to participate, in the transaction, at the same time and upon the same terms as holders of our common stock participate, without conversion, as if such holder held a number of our shares of common stock equal to the conversion rate in effect on the ex date or effective date, as the case may be, of such transaction (without giving effect to any adjustment pursuant to the bullets above on account of such transaction), multiplied by the principal amount (expressed in thousands) of notes held by such holder. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:
•
we will not adjust the conversion rate pursuant to the bullets above until the earliest of these triggering events occurs; and

•
we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

We will not adjust the conversion rate pursuant to the bullets above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, (i) we will carry forward any adjustments that we would otherwise have had to make and make such carried forward adjustments with respect to the conversion rate when the cumulative effect of all adjustments not yet made will result in a change of one percent (1%) or more of the conversion rate as last adjusted (or, if never adjusted, the initial conversion rate) and (ii) notwithstanding the foregoing, all such deferred adjustments that have not yet been made shall be made (including any adjustments that are less than one percent (1%) of the conversion rate as last adjusted (or, if never adjusted, the initial conversion rate)) (1) on the effective date of any fundamental change or make-whole fundamental change; (2) on each trading day of any observation period; and (3) annually on the anniversary of the issue date of the securities. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th. To the extent permitted by applicable law and the rules of the relevant stock exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 25 trading days or any longer period permitted or required by law, if our board of directors has made a determination, which determination shall be conclusive, that such increase is in our best interests. We will give notice of such increase to the trustee and the conversion agent and cause such notice, which will include the amount of the increase and the period during which the increase will be in effect, to be sent to each holder of notes at least 15 days prior to the day on which such increase commences. In addition, we may, but are not obligated to, increase the conversion rate as we consider to be advisable in order to avoid or diminish any income tax to any holders of common stock (or rights to purchase common stock) resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or any other reason. To the extent that we adopt a rights plan (i.e., a poison pill) and such plan is in effect upon conversion of the notes, we shall make provision such that each holder will receive, in addition to, and concurrently with the delivery of, any shares of common stock otherwise due upon conversion, the rights under such plan, unless the rights have separated from our common stock before the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, distributed property as described in the fourth bullet above under this “— Conversion Rights — Adjustments to the Conversion Rate” section, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Events That Will Not Result in Adjustment
The conversion rate will not be adjusted for any transaction or event other than for any transaction or event described above under “— Conversion Rights — Adjustments to the Conversion Rate” and below under “— Conversion Rights — Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change.” Without limiting the foregoing, the conversion rate will not be adjusted:
•
upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

•
upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries (or the issuance of any shares of common stock pursuant to any such options or other rights);

•
upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the immediately preceding bullet and outstanding as of the date the notes were first issued;

•
for accrued and unpaid interest, if any;

•
for ordinary course stock repurchases of common stock that are not tender offers or exchange offers of the nature described in the sixth bullet of “— Conversion Rights — Adjustments to the Conversion Rate,” including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives;

•
solely for a change in the par value of the common stock; or

•
for the issuance of new shares of common stock or securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of common stock or such convertible or exchangeable securities, except as described under “— Conversion Rights — Adjustments to the Conversion Rate.”

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales
If we:
•
recapitalize, reclassify or change our common stock (other than a change as a result of a subdivision or combination of our common stock to which adjustments described in the second bullet under
“— Conversion Rights — Adjustments to the Conversion Rate” apply);

•
are party to a consolidation, merger or binding share exchange; or

•
sell, transfer, lease, convey or otherwise dispose of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole;

in each case, pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each $1,000 principal amount of converted notes will, from and after the effective time of such event, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of common stock equal to the conversion rate in effect immediately prior to the relevant event would have received in the relevant event (which we refer to as the “reference property”) and, prior to or at the effective time of the relevant event, we or the successor or purchasing person, as the case may be, will execute with the trustee a supplemental indenture providing for such change in the right to convert the notes; provided, however, that at and after the effective time of the transaction (A) we shall continue to have the right to determine the cash percentage upon conversion of notes in accordance with the indenture and (B) (I) any amount payable in cash upon conversion of the notes in accordance with the indenture shall continue to be payable in cash, (II) any common stock that we would have been required to deliver upon conversion of the notes in accordance with the indenture shall instead be deliverable in the amount and type of reference property that a holder of that number of shares of common stock would have received in such transaction and (III) the daily VWAP shall be calculated based on the value of a unit of reference property.
If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration determined based in whole or in part upon any form of shareholder election, then (i) the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election and (ii) the unit of reference property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of common stock. We have agreed in the indenture not to consummate any such transaction unless its terms are consistent with the foregoing. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (A) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased pursuant to the indenture), multiplied by the price paid per share of common stock in such transaction and (B) we shall satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the relevant conversion date.
In connection with any adjustment to the conversion rate described in this “— Conversion Rights — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales”, we shall also adjust the dividend threshold based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the dividend threshold shall be zero.
A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our and our subsidiaries consolidated property or assets.
Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change
If, prior to the maturity date, a make-whole fundamental change (as defined below) occurs, then, as described below under “— Conversion Rights — The Increase in the Conversion Rate,” we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the effective date of the make-whole fundamental change (A) if such make-whole fundamental change does not also constitute a fundamental change, to, and incl uding, the close of business on the date that is thirty-five (35) business days after the later of (i) the actual effective date of the make-whole fundamental change and (ii) the date we send to holders (with a copy to the trustee and the conversion agent) of the notes the relevant notice of the effective date of any make-whole fundamental change, as described below or (B) if the make-whole fundamental change also constitutes a “fundamental change,” as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” to, and including, the close of business on the fundamental change repurchase date corresponding to such fundamental change. We refer to this period as the “make-whole conversion period.”
A “make-whole fundamental change” means an event described in the definition of “change in control” set forth below under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” after giving effect to any exceptions to or exclusions from such definition (including, without limitation, the exception described in the paragraph following such bullets), but without regard to the exclusion set forth in the third bullet of such definition. We will send to each holder written notice of the effective date of any make-whole fundamental change within 10 days after such effective date. We will indicate in such notice, among other things, the last day of the make-whole conversion period.

The Increase in the Conversion Rate
In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second or third bullet of the “change in control” definition set forth under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of common stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices per share of common stock for the five consecutive trading days immediately preceding, but excluding, the relevant effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate in accordance with the indenture where the ex date of the event occurs, at any time during those five consecutive trading days.
Subject to the provisions set forth under “— Conversion Rights — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales,” under the terms of the notes and the indenture governing the notes, upon surrender of notes for conversion in connection with a make-whole fundamental change, we shall satisfy the related conversion obligation based on the increased conversion rate accounting for such make-whole fundamental change. However, if the consideration for our common shares in any make-whole fundamental change described in the third bullet of the change in control definition set forth under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the applicable price for the transaction and will be deemed to be an amount equal to, per $1,000 principal amount of converted notes, the conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the conversion obligation will be determined and shall be paid to holders in cash on the second business day following the conversion date. The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the number of shares of common stock due upon conversion, as described under “— Conversion Rights — Settlement Upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, then, on the date and at the time on which such adjustment is so required to be made, each applicable price set forth in the table below under the column titled “Applicable Price” shall be deemed to be adjusted so that such applicable price, at and after such time, shall be equal to the product of:
•
the applicable price as in effect immediately before such adjustment to such applicable price; and

•
the fraction of the numerator of which is the conversion rate in effect immediately before such adjustment to the conversion rate and the denominator of which is the conversion rate to be in effect, immediately after such adjustment to the conversion rate.

In addition, we will adjust the number of additional shares in the table below at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Conversion Rights — Adjustments to the Conversion Rate.”
	Applicable Price
Effective Date	$122.32	$130.00	$140.67	$150.00	$160.00	$170.00	$190.00	$210.00	$230.00	$250.00	$275.00	$300.00	$350.00
August 15, 2023	1.0663	0.8995	0.7172	0.5868	0.4766	0.3908	0.2705	0.1944	0.1448	0.1114	0.0836	0.0649	0.0423
August 15, 2024	1.0663	0.8995	0.7019	0.5629	0.4484	0.3608	0.2411	0.1682	0.1224	0.0927	0.0688	0.0534	0.0352
August 15, 2025	1.0663	0.8855	0.6631	0.5187	0.4023	0.3153	0.2007	0.1346	0.0953	0.0710	0.0523	0.0407	0.0274
August 15, 2026	1.0663	0.8391	0.6038	0.4554	0.3394	0.2557	0.1517	0.0965	0.0662	0.0487	0.0360	0.0284	0.0197
August 15, 2027	1.0663	0.7688	0.5182	0.3673	0.2557	0.1802	0.0955	0.0567	0.0380	0.0282	0.0216	0.0176	0.0127
August 15, 2028	1.0663	0.6509	0.3785	0.2323	0.1383	0.0844	0.0369	0.0211	0.0150	0.0121	0.0100	0.0085	0.0063
August 15, 2029	1.0663	0.5834	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be as set forth in the table above, in which case:
•
if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates based on a 365-day year, as applicable;

•
if the actual applicable price is greater than $350.00 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate; and

•
if the actual applicable price is less than $122.32 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.
Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change
If a “fundamental change,” as described below, occurs, each holder of notes will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in principal amounts equal to $1,000 or any integral multiple of $1,000 in excess thereof (an “authorized denomination”), at a price equal to 100% of the principal amount of the notes to be repurchased (or portion thereof), plus, except as described below, any accrued and unpaid interest, if any, thereon to, but excluding, the “fundamental change repurchase date,” as described below. However, if such fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the full amount of accrued and unpaid interest, if any, to, but excluding, such interest payment date shall be paid on such interest payment date to the holder of record of such notes at the close of business on such record date (without any surrender of such notes by such holder), and the fundamental change repurchase price will not include any accrued but unpaid interest.
We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date shall be no later than 35 business days, and no earlier than 20 business days (or as such period may be extended pursuant to the indenture), after the date we send the relevant notice of the fundamental change, as described below. On or before the 20th business day after the consummation of a fundamental change, we must send, or cause to be sent, to all holders of notes in accordance with the indenture, a notice regarding the fundamental change. The notice must state, among other things:
•
the events causing the fundamental change;

•
the date of the fundamental change;

•
the fundamental change repurchase date;

•
the last date on which a holder may exercise its fundamental change repurchase right, which will be the business day immediately preceding the fundamental change repurchase date;

•
the fundamental change repurchase price;

•
the names and addresses of the paying agent and the conversion agent;

•
the procedures that a holder must follow to exercise its fundamental change repurchase right;

•
the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•
that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture or if we default in the payment of the fundamental change repurchase price.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to us (if we are acting as our own paying agent) or to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:
•
the certificate number(s) of the notes that the holder will deliver for repurchase, if they are in certificated form;

•
the principal amount of the notes to be repurchased, which must be an authorized denomination; and

•
that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to us (if we are acting as our own paying agent), or the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date or such longer period as may be required by law, or if there is a default in the payment of the fundamental change repurchase price, at any time during which the default continues. The notice of withdrawal must state:
•
the name of the holder;

•
a statement that the holder is withdrawing its election to require us to repurchase its notes;

•
the certificate number(s) of the notes being withdrawn, if they are in certificated form;

•
the principal amount of notes being withdrawn, which must be an authorized denomination; and

•
the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an authorized denomination.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures. We will pay the fundamental change repurchase price no later than the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the note, together with necessary endorsements. If the paying agent (in the case of a paying agent other than us) holds as of 11:00 a.m. New York City time on a fundamental change repurchase date, money sufficient to pay the fundamental change repurchase price, with respect to all notes to be repurchased or paid on such fundamental change repurchase date, payable as herein provided on such fundamental change repurchase date, then (unless there shall be a default in the payment of such aggregate fundamental change repurchase price), except as otherwise provided herein, on and after such date, interest on such notes will cease to accrue, whether or not such notes are delivered to the paying agent. Thereafter, all rights of the relevant holders terminate, other than the right to receive the fundamental change repurchase price in accordance with the indenture. A “fundamental change” will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.” A “change in control” will be deemed to occur at such time as:
•
any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act as in effect on the issue date) of more than 50% of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•
the consummation of a sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than us and/or one or more of our direct or indirect subsidiaries (for the avoidance of doubt a merger or consolidation of us with or into another person is not subject to this second bullet);

•
any transaction or series of related transactions is consummated in connection with which (whether by means of merger, exchange, liquidation, tender offer, consolidation, combination, reclassification, recapitalization, acquisition or otherwise) all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, but excluding the consummation of any merger, exchange, tender offer, consolidation or acquisition of us with or by another person pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportion relative to each other as such ownership immediately prior to such transaction; or
•
the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, (x) any transaction that constitutes a change of control pursuant to both the first bullet and third bullet above shall be deemed to be a change of control solely under the third bullet above and (y) a transaction or transactions described in the second or third bullet above (including any merger solely for the purpose of changing our jurisdiction of incorporation) will not constitute a change in control if (i) at least 90% of the consideration received or to be received by holders of our common stock or reference property into which the notes have become convertible pursuant to “— Conversion Rights — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common equity listed or quoted on the NYSE, Nasdaq or The NASDAQ Global Market (or any of their respective successors) or any other U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger) and (ii) as a result of such transaction or transactions, the notes become convertible into or exchangeable for such consideration as described in “— Conversion Rights — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales.”
A “termination of trading” is deemed to occur if our common stock (or other common equity into which the notes are then convertible) is not listed for trading on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or any other U.S. national securities exchange.
In connection with any fundamental change offer, we will, to the extent applicable:
•
comply with the provisions of Rule 13e-4, Rule 14e-1 and Regulation 14E under the Exchange Act and all other applicable laws;

•
file a Schedule TO or any other required schedules under the Exchange Act or other applicable laws; and

•
otherwise comply with all applicable United States federal and state securities laws in connection with any offer by us to repurchase the notes; provided that any time period specified in this section “Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” shall be extended to the extent necessary for such compliance.

No notes may be repurchased by us on any date if, on such date, at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
There is no precise, established definition of the phrase “all or substantially all of the consolidated property or assets of our and our subsidiaries, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our consolidated property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes that holders have elected to have us repurchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not. We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to a holder.
Consolidation, Merger and Sale of Assets
The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole, to another person (other than one or more of our subsidiaries), whether in a single transaction or series of related transactions, unless, among other things:
•
we are the continuing person or such other person is organized and existing under the laws of the United States, any state of the United States or the District of Columbia, such other person assumes all of our obligations under the notes and the indenture, and following such transaction or series or related transactions the reference property does not include interests in an entity that is a partnership for U.S. federal income tax purposes; and

•
immediately after giving effect to such transaction or series of transactions, no default or event of default shall have occurred and be continuing under the indenture.

When the successor assumes all of our obligations under an indenture, except in the case of a lease, our obligations under the indenture will terminate. Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—  Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” There is no precise, established definition of the phrase “all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our and our subsidiaries’ consolidated property or assets.
Events of Default
The following are events of default under the indenture for the notes:
•
our failure to pay the principal of any note when due, whether on the maturity date, on a fundamental change repurchase date with respect to a fundamental change, upon acceleration or otherwise;

•
our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

•
our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•
our failure to comply with our obligations as described under “— Consolidation, Merger and Sale of Assets” above or to deliver a fundamental change notice as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and notice of a make-whole fundamental change in accordance with “— Conversion Rights — Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change”;

•
our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•
our failure to make any payment at maturity, including any grace period, on our indebtedness for borrowed money or the payment of which is guaranteed by us in an aggregate principal amount in excess of $300,000,000 (or its foreign currency equivalent) at any one time and continuance of this failure to pay, or a default occurs that results in the acceleration of maturity of any of our indebtedness for borrowed money or the payment of which is guaranteed by us in an aggregate principal amount in excess of $300,000,000 (or its foreign currency equivalent), and such failure or default continues for 60 days after the notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding; provided, however, that if the failure or default shall cease or be cured, waived, rescinded or annulled, then the event of default shall be deemed cured; and

•
certain events of bankruptcy, insolvency or reorganization with respect to us.

If an event of default, other than an event of default referred to in the last bullet above, has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare 100% of the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet above, 100% of the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.
Notwithstanding the foregoing, for the first 180 days immediately following an event of default relating to our obligations as set forth under the heading “— Annual Reports” below or for failure to comply with the requirements of Section 314(a)(1) of the TIA (at any time such section is applicable to the indenture, if any) (which will be the 61st day after written notice is provided to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding of the default, unless such failure is cured or waived prior to such 61st day), the sole remedy for any such event of default shall, at our election, be the accrual of additional interest on the notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 90 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the next 90 days after the first 90 days following the occurrence of such event of default, in each case, payable semi-annually at the same time and in the same manner as regular interest payments on the notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 180th day thereafter (or such earlier date on which such event of default shall have been cured or waived). On and after the 181st day immediately following an event of default relating to our failure to comply with our obligations as set forth under the heading “— Annual Reports” below, if we elected to pay additional interest, such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 181st day, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may immediately declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the notes to the embedded warrant or otherwise), the court could disallow recovery of any such portion. After any acceleration of the notes, the holders of at least a majority in aggregate principal amount of the notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:
•
the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

•
all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived (or are waived concurrently with such rescission or annulment); and

•
all amounts due to the trustee have been paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the relevant provisions of the indenture, applicable law and the trustee’s rights to indemnification, the holders of at least a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
No holder will have any right to institute any suit, action or proceeding in equity or in law upon or under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:
•
the holder previously shall have given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made a written request to the trustee to institute such action, suit or proceeding in its own name as trustee;

•
the holder or holders shall have offered and, if requested, provided the trustee indemnity satisfactory to the trustee against any loss, liability or expense in connection with pursuing such remedy; and

•
the trustee shall have failed to comply with the request for 60 days after receipt of such notice, request and offer of indemnity, and during such 60 day period, the holders of at least a majority in aggregate principal amount of the notes then outstanding have not given the trustee a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:
•
the payment of all amounts due with respect to the notes (including any principal, interest, the fundamental change repurchase);

•
the right to receive consideration due upon conversion of that holder’s notes in accordance with the indenture; or

•
the right to bring suit for the enforcement of any such payment or conversion.

Except as provided in the indenture, the holders of at least a majority of the aggregate principal amount of outstanding notes may, by written notice to the trustee, waive on behalf of all holders of notes any past default or event of default and its consequences, other than a default or event of default:
•
in the payment of principal of, or interest on, any note or in the payment of the fundamental change repurchase price, as the case may be;

•
arising from our failure to convert any note in accordance with the indenture; or

•
in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected,

in each case, if:
•
all existing defaults or events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived; and

•
the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

We will notify the trustee within 30 days of our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, within one hundred twenty (120) calendar days after the end of each fiscal year, a certificate from the principal executive, financial or accounting officer of the company stating that such officer has conducted or supervised a review of the activities of the company and our performance of obligations under the indenture and the notes and that, based upon such review, no default or event of default exists thereunder or, if a default or event of default exists, specifying such event, status and the remedial action proposed to be taken by us with respect to such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, or as to which a responsible officer of the trustee who shall have direct responsibility for the administration of the indenture shall have actual knowledge, the trustee must send to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice or after acquiring such knowledge, as applicable. However, the trustee need not send the notice if the default or event of default:
•
has been cured or waived; or

•
is not in the payment or delivery of any amounts due (including principal, interest, the fundamental change repurchase price or the consideration due upon conversion) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

No Optional Redemption
The securities are not redeemable at our option.
Modification and Waiver
We may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, subject to certain exceptions, the holders of at least a majority in aggregate principal amount of the outstanding notes may waive by consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:
•
change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

•
reduce the principal amount of any note, or any interest on, any note;

•
change the place or currency of payment of principal of, or interest on, any note;

•
change the ranking of the securities;

•
impair the right of any holder to receive any payment on, or with respect to, or any delivery or payment due upon the conversion of, any note or impair the right to institute a suit for the enforcement of any delivery or payment on, or with respect to, or due upon the conversion of, any note;

•
reduce the fundamental change repurchase price of any securities or modify, in a manner adverse to the holders of the notes, our obligation to repurchase notes upon a fundamental change;

•
reduce the conversion rate other than as provided under the indenture or adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•
reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification to or amendment of any provision of the indenture or the notes; or

•
modify certain provisions of the indenture that require each holder’s consent or the provisions relating to the waiver of defaults, except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

Notwithstanding the foregoing or anything to the contrary, so long as any SL securities are outstanding, without the consent of the holders of one hundred percent (100%) of the aggregate principal amount of the SL securities, an amendment, supplement or waiver, including a waiver of a past default, may not modify any provision contained in the indenture specifically and uniquely applicable to the SL securities in a manner adverse to the holders of, or the holders of a beneficial interest in, the SL securities.
“SL securities” means (a) any restricted global securities identified by CUSIP number 37940X AL6 and ISIN number US37940XAL64 pursuant to the indenture, (b) any unrestricted global securities identified by CUSIP number 37940X AM4 and ISIN number US37940XAM48 pursuant to the indenture, (c) any physical securities held in the name of any Initial Purchaser or an affiliate thereof and (d) any temporary securities issued in exchange for or in lieu of the securities referred to in clauses (a), (b) or (c) in which one or more Initial Purchaser or any of its affiliates has a beneficial interest.

We may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:
•
evidence the assumption of our obligations under the indenture and notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole in accordance with the indenture;

•
make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole;

•
secure our obligations in respect of the notes or add guarantees with respect to the notes;

•
evidence and provide for the appointment of a successor trustee pursuant to the terms of the indenture;

•
comply with the provisions of any securities depository, including the depository, clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of any applicable notes pursuant to the indenture;

•
add to our covenants or events of default for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•
make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•
make any change that does not adversely affect the rights of any holder;

•
permit the conversion of the securities into reference property in accordance with “— Conversion Rights — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales”; or

•
comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture and any supplemental indenture under the TIA.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not materially adversely affect the rights of any holder in any respect (as determined in good faith by us).
Discharge
We may generally satisfy and discharge our obligations under the indenture:
•
by delivering all outstanding notes to the trustee for cancellation; or

•
if after such notes have become due and payable at their scheduled maturity, upon conversion or repurchase upon fundamental change, by irrevocably depositing with the trustee or the paying agent (if the paying agent is not us or any of our affiliates) cash (or, in the case of conversion, delivering to the holders cash or a combination of cash and common stock (and cash in lieu of any fractional shares), as applicable, solely to satisfy our conversion obligation) sufficient to satisfy all obligations due on all outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes
We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock, the number of shares deliverable upon conversion of the notes, adjustments to the conversion price and the conversion rate, the daily VWAPs, the daily settlement amounts, the daily conversion values, the conversion rate of the notes and amounts of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and the trustee is entitled to conclusively rely on the accuracy of our calculations without independent verification.
No Personal Liability of Directors, Officers, Employees or Shareholders
None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Annual Reports
We must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the date 15 business days after such reports must be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee. To the extent the TIA then applies to the indenture, we will comply with TIA § 314(a). In addition, while the notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, furnish to holders of the notes and prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Unclaimed Money
Subject to applicable escheatment laws, if money or property deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money or property back to us upon our written request. After the trustee or paying agent pays the money or property back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will, subject to applicable law, cease.
Purchase and Cancellation
The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.
We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.
Replacement of Notes
We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee (with respect to the trustee).
Trustee and Transfer Agent
The trustee for the notes is U.S. Bank Trust Company, National Association. We have appointed the trustee as the paying agent, registrar and conversion agent with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. U.S. Bank Trust Company, National Association and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.
The holders of at least a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.
Listing and Trading
We do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any interdealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “GPN.”
Registration Rights
We and the Initial Purchasers are parties to an investment agreement with respect to the notes, which provides the Initial Purchasers and selling securityholders with certain registration rights. Pursuant to this investment agreement, we will use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of (i) such time as all registrable securities under the investment agreement (y) have been sold in accordance with the plan of distribution disclosed in this prospectus or (z) otherwise cease to qualify as registrable securities under the investment agreement or (ii) such time as we consolidate or merge with or into another entity and our company stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that constitutes a change of control of Global Payments and our shares of common stock are delisted from the NYSE.
Form, Denomination and Registration of Notes
The notes have been issued in registered form, without coupons, in minimum denominations and integral multiples of $1,000 principal amount, in the form of securities as set forth in the indenture. We and the trustee need not register the transfer of or exchange any note for which a repurchase notice has been delivered, and not withdrawn, in accordance with the indenture, except if we have defaulted in the payment of the fundamental change repurchase price with respect to such note or to the extent that a portion of such note is not subject to such repurchase notice.
Physical securities may be issued in exchange for interests in a global security solely pursuant to the indenture. So long as the notes, or portion thereof, are eligible for book-entry settlement with the depository, unless otherwise required by law, subject to the indenture, such notes may be represented by one or more notes in global form registered in the name of the depository or the nominee of the depository (“global securities”). The transfer and exchange of beneficial interests in any such global securities shall be effected through the depository in accordance with the indenture and the applicable procedures of the depository. Except as provided in the indenture, beneficial owners of a global security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical securities and such beneficial owners will not be considered holders of such global security. Any global securities shall represent such amount of the outstanding notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding notes from time to time endorsed thereon and that the aggregate amount of outstanding notes represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, conversions, transfers or exchanges permitted hereby. Any endorsement of a global security to reflect the amount of any increase or decrease in the amount of outstanding notes represented thereby shall be made by the trustee or the custodian for the global security, at the written direction of the Trustee, in such manner and upon instructions given by the holder of such notes in accordance with the indenture. Payment of principal of, and interest on, any global securities (including the fundamental change repurchase price, if applicable) shall be made to the depository in immediately available funds.
We will not impose a service charge in connection with any transfer or exchange of any note.
Governing Law
The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, are governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is subject to the detailed provisions of our third amended and restated articles of incorporation, as amended (“articles of incorporation”), and our twelfth amended and restated bylaws (“bylaws”). This description does not purport to be complete and is qualified in its entirety by reference to the terms of the articles of incorporation and the bylaws, which are filed as exhibits to the registration statement, and incorporated by reference herein. See the section entitled “Where You Can Find More Information” above.
Authorized Capital Stock
Under our articles of incorporation, our authorized capital stock consists of 400,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. All outstanding shares of our capital stock are fully paid and non-assessable.
Common Stock
Holders of our common stock are entitled to receive dividends as and when declared by our board of directors in its discretion, payable out of any of our assets at the time legally available for the payment of dividends. Each holder of our common stock is entitled to one vote per share of common stock. Directors are elected by a majority of votes cast, except that where the number of nominees exceeds the number of directors to be elected at a meeting as of the meeting’s record date, then each director will be elected by a plurality of the votes cast. Pursuant to the bylaws, action on other matters is approved if votes cast in favor of the action exceed the votes cast opposing the action, unless the Official Code of Georgia or the articles provide otherwise. Our organizational documents do not provide for cumulative voting in the election of directors. If we issue preferred stock, holders of such stock may possess voting rights. Holders of common stock are entitled to receive the net assets of the Company upon dissolution. Holders of common stock are not entitled to any preemptive rights to purchase or receive any shares of the common stock, any obligation convertible into or exchangeable for shares or any warrants, options, or rights to purchase or subscribe for any convertible or exchangeable obligation. Our common stock has no conversion rights, redemption provisions or sinking fund provision. Our board of directors, at its discretion, may issue such stock or other securities to any party and on terms it deems advisable.
Preferred Stock
The articles of incorporation permit our board of directors to issue up to 5,000,000 shares of preferred stock (none of which are outstanding) in one or more series. Our board of directors is vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established. The issuance of preferred stock could adversely affect the rights of holders of common stock.
Miscellaneous
The articles of incorporation contain no restrictions on the alienability of common stock. The common stock is traded on the New York Stock Exchange under the symbol “GPN.”
Certain Anti-Takeover Provisions
Certain provisions of the articles of incorporation, the bylaws and the Official Code of Georgia could make it more difficult to consummate an acquisition of control of the Company by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors, regardless of whether shareholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the articles of incorporation, the bylaws and the Official Code of Georgia.
Business Combination
In general, the business combination statute set forth in Sections 14-2-1131 through 14-2-1133 of the Official Code of Georgia prohibits a purchaser who acquires 10% or more of our outstanding voting stock

(an “interested shareholder”) from completing a business combination with us for five years unless (i) prior to the time the person becomes an interested shareholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of our voting stock, excluding for purposes of determining the number of shares outstanding, those shares owned by (x) persons who are directors or officers of Global Payments or their affiliates or associates, (y) subsidiaries of Global Payments, and (z) specific employee benefit plans, or (iii) after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of our voting stock, excluding for purposes of determining the number of shares outstanding, those shares owned by (x) persons who are directors or officers of Global Payments or their affiliates or associates, (y) our subsidiaries, and (z) specific employee benefit plans, and the business combination was approved by the holders of a majority of our capital stock entitled to vote on the transaction (excluding shares owned by the persons described in (x), (y) and (z) above or by the interested shareholder). We have elected to be governed by these provisions of the Official Code of Georgia with respect to business combinations with interested shareholders.
Advance Notice Provision
At any annual meeting of shareholders, the business to be conducted, including the nomination of candidates to be elected as directors, is limited to business brought before the meeting by or at the direction of our board of directors, or a shareholder who has given timely written notice to our secretary of its intention to bring such business before the meeting. A shareholder must give notice that is received at our principal executive offices in writing not less than 120 days nor more than 150 calendar days before the first anniversary of the date we distributed our proxy statement to shareholders in connection with the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder in order to be timely must be received not later than the later of 120 days prior to the annual meeting or the close of business on the fifth day following the day on which public announcement is first made of the date of the annual meeting. In the case of a special meeting of shareholders at which directors are to be elected, a shareholder must give notice to nominate a director not later than the close of business on the 120th day prior to such special meeting or the fifth day following the day on which public announcement is first made of the date of the special meeting and the fact that directors are to be elected at such meeting. A shareholder’s notice must also contain certain information specified in the bylaws. A majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum except as otherwise required by law.
Special Meetings
A special meeting of our shareholders may be called by (i) our board of directors, (ii) the chairman of our board of directors, (iii) the chief executive officer or (iv) the holders of at least 15% of the votes entitled to be cast at such special meeting.
Additional Authorized Shares of Capital Stock
The additional shares of authorized common stock and preferred stock available for issuance under the articles of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Vacancies
If a vacancy occurs on our board of directors, the vacancy may be filled by a majority of the directors then in office, even if fewer than a quorum, unless the vacant office was held by a director elected by a voting group of shareholders, in which case only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Limitation of Liability; Indemnification
The articles of incorporation contain certain provisions permitted under the Official Code of Georgia relating to the liability of directors. These provisions eliminate a director’s personal liability to us and our shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:
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any appropriation, in violation of his or her duties, of any business opportunity of the Company;

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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the types of liability specified in Section 14-2-832 of the Official Code of Georgia; and

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any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter us or shareholders from bringing a lawsuit against our directors. However, these provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.
The bylaws also provide that we must indemnify its directors and officers to the fullest extent permitted by Georgia law, and the bylaws provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Georgia law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with us and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

SELLING SECURITYHOLDER
On August 1, 2022, we entered into the investment agreement with the Initial Purchasers, relating to the purchase and sale of $1.5 billion aggregate principal amount of 1.00% Convertible Senior Notes due 2029. The notes were issued in transactions exempt from the registration requirements of the Securities Act. The notes are currently held by SLP VI Galaxy Holdings II, L.P., SLP VI Galaxy Holdings, L.P., SLA II Galaxy Holdings, L.P. and SLP Galaxy Co-Invest, L.P., each an affiliate of the Initial Purchasers. The investment agreement also provides Silver Lake with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion.
Upon conversion of the notes, the principal amount of the notes are required to be settled in cash and any other amounts may be settled in shares, cash or a combination of shares and cash at the Company’s election. If the notes were convertible fully into shares of common stock, they would have been initially convertible into an aggregate of 10,663,350 shares of common stock.
For purposes of this prospectus, the selling securityholders include their respective permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling securityholders’ interests. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that any selling securityholder will sell all or any of such notes or common stock. Except as otherwise noted, the following table sets forth certain information as of February 16, 2024 concerning the notes and shares of common stock that may be offered from time to time by the selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 7.1089 shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of $140.67 per share) on an as-converted basis, as if the notes were fully settled in common stock. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the indenture governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock beneficially owned and offered by the selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the table below. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of its notes since the date on which the selling securityholders provided us with information regarding its notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock Issuable Upon Conversion of the Notes and Offered Hereby(1)	Percentage of Shares of Common Stock Issuable Upon Conversion of the Notes and Offered Hereby(2)
SLP VI Galaxy Holdings II, L.P.(3)	$690,000,000	4,905,141	1.91%
SLP VI Galaxy Holdings, L.P.(4)	$350,000,000	2,488,115	0.97%
SLA II Galaxy Holdings, L.P.(5)	$260,000,000	1,848,314	0.72%
SLP Galaxy Co-Invest, L.P.(6)	$200,000,000	1,421,780	0.55%

(1)
Assumes for each $1,000 in principal amount of the notes a conversion rate of 7.1089 shares of common stock upon conversion, as if the notes are convertible solely into shares of common stock. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

(2)
The percentage reflects the 256,703,115 shares of common stock outstanding as of February 16, 2024 and gives effect to the total number of shares of common stock offered hereby by the selling stockholders.

(3)
SLP VI Galaxy GP II, L.L.C. is the general partner of SLP VI Galaxy Holdings II, L.P. SLP VI Galaxy Aggregator, L.P. is the managing member of SLP VI Galaxy GP II, L.L.C. SLP VI Aggregator GP, L.L.C. is the general partner of SLP VI Galaxy Aggregator, L.P. Silver Lake Technology Associates VI, L.P. is the managing member of SLP VI Aggregator GP, L.L.C. SLTA VI (GP), L.L.C. is the general partner of Silver Lake Technology Associates VI, L.P. Silver Lake Group, L.L.C. is the managing member of SLTA VI (GP), L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre, and Joseph Osnoss. The principal business address for each of the entities identified in this paragraph is c/o Silver Lake Group, L.L.C., 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)
SLP VI Galaxy GP, L.L.C. is the general partner of SLP VI Galaxy Holdings, L.P. SLP VI Galaxy Aggregator, L.P. is the managing member of SLP VI Galaxy GP, L.L.C. SLP VI Aggregator GP, L.L.C. is the general partner of SLP VI Galaxy Aggregator, L.P. Silver Lake Technology Associates VI, L.P. is the managing member of SLP VI Aggregator GP, L.L.C. SLTA VI (GP), L.L.C. is the general partner of Silver Lake Technology Associates VI, L.P. Silver Lake Group, L.L.C. is the managing member of SLTA VI (GP), L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre, and Joseph Osnoss. The principal business address for each of the entities identified in this paragraph is c/o Silver Lake Group, L.L.C., 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(5)
SLA II Galaxy GP, L.L.C. is the general partner of SLA II Galaxy Holdings, L.P. SLA II Galaxy Aggregator, L.P. is the managing member of SLA II Galaxy GP, L.L.C. SL Alpine II Aggregator GP, L.L.C. is the general partner of SLA II Galaxy Aggregator, L.P. Silver Lake Alpine Associates II, L.P. is the managing member of SL Alpine II Aggregator GP, L.L.C. SLAA II (GP), L.L.C. is the general partner of Silver Lake Alpine Associates II, L.P. Silver Lake Group, L.L.C. is the managing member of SLAA II (GP), L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre, and Joseph Osnoss. The principal business address for each of the entities identified in this paragraph is c/o Silver Lake Group, L.L.C., 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(6)
SLP VI Co-Invest GP, L.L.C. is the general partner of SLP Galaxy Co-Invest, L.P. Silver Lake Group, L.L.C. is the managing member of SLP VI Co-Invest GP, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre, and Joseph Osnoss. The principal business address for each of the entities identified in this paragraph is c/o Silver Lake Group, L.L.C., 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

Except for the transactions referred to herein and in documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (including director positions with the Company and the entry into the investment agreement), the selling securityholders do not have, and within the last three years has not had, any position, office or other material relationship (legal or otherwise) with us or any of our subsidiaries other than as a holder of our securities.

PLAN OF DISTRIBUTION
The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the notes or shares of common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Securities covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Securities. We will not receive any proceeds from the sale of Securities.
The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:
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purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

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one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

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ordinary brokerage transactions or transactions in which a broker solicits purchases;

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purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

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the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities, and, in the case of any collateral call or default on such loan or obligation, pledges or sales of Securities by such pledgees or secured parties;

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short sales or transactions to cover short sales relating to the Securities;

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one or more exchanges or over the counter market transactions;

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through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

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privately negotiated transactions;

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the writing of options, whether the options are listed on an options exchange or otherwise;

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distributions to creditors and equity holders of the selling securityholders; and

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any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.
The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares of common stock received under those sale, forward sale or derivative arrangements or shares of common stock pledged by the selling securityholders or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as may be required.
In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge Securities, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.
To the extent necessary, the specific terms of the offering of Securities, including the specific Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.
Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.
In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.
We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.
The selling securityholders will be subject to the applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. These restrictions may affect the marketability of such Securities.
In order to comply with applicable securities laws of some states or countries, the Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.
In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership, conversion and disposition of notes and of the acquisition, ownership and disposition of common stock, as of the date of this prospectus. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and applicable judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. In addition, whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We treat the notes as indebtedness for U.S. federal income tax purposes (and not as “contingent payment debt instruments”) and the following discussion assumes that such treatment will be respected. We have not sought and will not seek any rulings from the IRS regarding the treatment of the notes for U.S. federal income tax purposes or any other matters discussed below. There can be no assurance the IRS will not take a contrary position to the consequences described in this discussion or that such position will not be sustained by a court.
This discussion applies only to notes acquired from the selling securityholders pursuant to this prospectus and common stock acquired pursuant to a conversion of such notes or from the selling securityholders pursuant to this prospectus, that are, in each case, beneficially held by a holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws (such as, for example, banks or other financial institutions, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. holders whose “functional currency” is not the U.S. dollar, insurance companies, tax-exempt organizations, persons subject to any alternative minimum tax, pension plans, regulated investment companies or real estate investment trusts, “personal holding companies,” “controlled foreign corporations,” “passive foreign investment companies,” former citizens or residents of the United States, U.S. expatriates, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons required to accelerate the recognition of any item of income as a result of such income being recognized on an “applicable financial statement,” persons deemed to sell notes or common stock under the constructive sale provisions of the Code and persons who hold notes or common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction). In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), nor does it address any aspects of the alternative minimum tax or the unearned income Medicare contribution tax under Section 1411 of the Code. Prospective investors should consult their own tax advisors as to the particular tax consequences to them of the purchase, ownership, conversion and disposition of notes and of the acquisition, ownership and disposition of common stock, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding notes or common stock should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership, conversion and disposition of notes and of the acquisition, ownership and disposition of common stock.
THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF NOTES OR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING,

OWNING, CONVERTING AND DISPOSING OF NOTES AND OF ACQUIRING, OWNING AND DISPOSING OF COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
U.S. Holders
As used herein, a “U.S. holder” means a beneficial owner of notes or of common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “non-U.S. holder” means a beneficial owner of a note or of common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Payments of Interest
A U.S. holder generally will be required to include stated interest on a note as ordinary income at the time such interest is received or accrued in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
Market Discount
A U.S. holder that purchases a note from the selling securityholders pursuant to this prospectus for an amount that is less than its stated principal amount may be treated as acquiring such note with “market discount.” Subject to a de minimis exception, the “market discount” on a note will equal the amount, if any, by which its stated principal amount exceeds the U.S. holder’s adjusted tax basis in the note immediately after its acquisition.
If a U.S. holder acquires a note at a market discount and does not elect to include market discount in income as it accrues, such U.S. holder will generally be required to treat any gain recognized on a sale, exchange or other taxable disposition of the note as ordinary income to the extent of accrued market discount on such note at the time of such sale, exchange or other taxable disposition. In addition, such U.S. holder may be required to include accrued market discount in income upon a disposition of a note in certain otherwise non-taxable transactions as if such U.S. holder sold the note for its fair market value. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked. A U.S. holder that acquires a note at a market discount and does not elect to include market discount in income as it accrues, may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.
A U.S. holder may elect to include market discount in income on a current basis as it accrues over the remaining term of the note (on either a ratable or constant-yield method). Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder makes such an election, the rules described above which treat gain realized on a note as ordinary income to the extent of accrued market discount and require deferral of certain interest deductions will not apply. The market discount rules are complex and U.S. holders should consult their own tax advisors regarding the application of these rules to their investment in the notes and the election to include market discount in income on a current basis, including with respect to the application of the market discount rules following a conversion of notes into shares of common stock.
Generally, upon conversion of a note acquired at a market discount into shares of common stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the shares of common stock received in exchange for the note. Any such market discount that is carried over to shares of common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of such shares of common stock (including a deemed sale or disposition of a fractional share of common stock pursuant to a conversion). However, whether a U.S. holder that converts a note with market discount into cash and common stock is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is not entirely clear. U.S. holders holding notes acquired with market discount should consult their own tax advisors as to the particular tax consequences to them of conversion of a note for cash and common stock.
Amortizable Bond Premium
If a U.S. holder acquires a note for an amount that is greater than the sum of all amounts payable on the note after the acquisition date other than payments of stated interest (generally, the note’s principal amount), such U.S. holder generally will be considered to have acquired the note with “amortizable bond premium.” For purposes of determining the amount of any amortizable bond premium on a note, the purchase price for the note is reduced by the amount of the portion of the purchase price attributable to the note’s conversion feature. In general, the amortizable bond premium with respect to a note will be equal to the excess, if any, of (i) the U.S. holder’s adjusted tax basis in the note immediately after its acquisition reduced by an amount equal to the value of the note’s conversion feature over (ii) the note’s principal amount.
A U.S. holder may elect to amortize such premium over the remaining term of the note using a constant yield method. A U.S. holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the note in that accrual period under the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Once made, an election to amortize bond premium applies to all debt obligations held as of the beginning of the taxable year to which such election applies or subsequently acquired by such U.S. holder and may not be revoked without the consent of the IRS.
Sale, Exchange or Other Taxable Disposition of Notes
Subject to the discussion below under “— U.S. Holders — Conversion of Notes,” upon a sale, exchange or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss in an amount equal to the difference between (1) the sum of any cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which will generally be taxable as ordinary income as described above under “— U.S. Holders — Payments of Interest” to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in such note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of the note to the U.S. holder, increased by any market discount previously included in income with respect to the note, and decreased by any bond premium previously amortized by such U.S. holder with respect to the note. Subject to the market discount rules discussed above under “— U.S. Holders — Market Discount,” any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note exceeds one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to limitations.
Conversion of Notes
If a U.S. holder presents a note for conversion, a U.S. holder may receive solely cash, solely common stock (together with cash, if applicable, in lieu of any fractional shares of common stock), or a combination of cash and common stock in exchange for the note, depending upon our chosen settlement method, as described under “Description of Notes — Settlement Upon Conversion.”
Solely Cash
If a U.S. holder receives solely cash in exchange for a note upon conversion of such note, the U.S. holder will recognize gain or loss as described above under “— U.S. Holders — Sale, Exchange or Other Taxable Disposition of Notes.”

Solely Common Stock
A U.S. holder generally will not recognize gain or loss upon conversion of a note solely into shares of common stock, except with respect to (i) shares of common stock received that are attributable to accrued and unpaid interest (which will generally be taxable as ordinary interest income as described above to the extent not previously included in income) and (ii) cash received in lieu of a fractional share of common stock. A U.S. holder’s tax basis in the common stock received upon such a conversion (including any fractional share of common stock deemed to be received by the U.S. holder, but excluding any common stock attributable to accrued and unpaid interest, the tax basis of which will equal its fair market value) generally will equal the adjusted tax basis of the note that was converted in exchange therefor. A U.S. holder’s holding period for shares of common stock received upon such conversion will include the period during which the U.S. holder held the note, except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after such shares are received. Any cash received in lieu of a fractional share of common stock should be treated as payment in a deemed exchange for the fractional share deemed received upon conversion of the note. A U.S. holder will generally recognize gain or loss upon the deemed sale of such fractional share of common stock in the amount equal to the difference between the cash received in lieu of the fractional share and the U.S. holder’s tax basis allocable to such fractional share. Subject to the market discount rules discussed above under “— U.S. Holders — Market Discount,” any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note exceeds one year.
Cash and Common Stock
The U.S. federal income tax treatment of the conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. In general, the U.S. federal income tax treatment will depend on whether the conversion is treated as a “recapitalization.”
Recapitalization Treatment.   If the conversion of a note into cash and common stock is treated as a “recapitalization,” a U.S. holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the common stock received (other than any amounts attributable to accrued and unpaid interest, which will be taxable to a U.S. holder as ordinary interest income as described above to the extent not previously included in income) over the U.S. holder’s adjusted tax basis in the note and (ii) the amount of cash received (other than cash received in lieu of a fractional share of common stock and cash attributable to accrued and unpaid interest). Subject to the market discount rules discussed above under “— U.S. Holders — Market Discount,” any such gain generally will be capital gain, and will be long-term capital gain if, at the time of such conversion, the U.S. holder’s holding period for the note exceeds one year. In some cases, if a U.S. holder actually or constructively owns our stock other than the common stock received pursuant to the conversion, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of these rules to their particular circumstances.
A U.S. holder will recognize gain or loss on the receipt of cash in lieu of a fractional share of common stock generally in the same manner as described above under “— U.S. Holders — Conversion of Notes — Solely Common Stock.”
A U.S. holder’s tax basis in the common stock received upon a conversion of a note into cash and common stock (including any fractional share of common stock deemed to be received by the U.S. holder, but excluding any common stock attributable to accrued and unpaid interest, the tax basis of which would equal its fair market value) generally will equal the tax basis of the note that was converted in exchange therefor, reduced by the amount of any cash received (other than cash received in lieu of a fractional share of common stock and cash attributable to accrued and unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized with respect of any cash received in lieu of a fractional share). A U.S. holder’s holding period for shares of common stock received upon conversion will include the period during which the U.S. holder held the notes, except that the holding period of any shares of common stock received with respect to accrued and unpaid interest would commence on the day after such shares are received.
Alternative Treatment.   If conversion of a note into cash and common stock is not treated as a “recapitalization,” such a conversion may instead be treated as in part a payment of cash in redemption of a portion of the note and in part a conversion of a portion of the note into common stock. In that case, the consequences to a U.S. holder with respect to the portion of the note treated as redeemed for cash would generally be as discussed above under “— U.S. Holders — Conversion of Notes — Solely Cash” and the consequences to a U.S. holder with respect to the portion of the note treated as converted into common stock would generally be as discussed above under “— U.S. Holders — Conversion of Notes — Solely Common Stock.” For purposes of making the relevant calculations, the U.S. holder’s tax basis in the note would generally be allocated pro rata between the portion of the note that is treated as converted into common stock and the portion of the note that is treated as redeemed for cash, generally based on the relative fair market value of the common stock and the amount of cash received (other than common shares or cash attributable to accrued and unpaid interest).
Other characterizations, including treatment as an entirely taxable exchange of a note for common stock and cash, are possible. U.S. holders should consult their own tax advisors concerning the tax treatment and particular tax consequences to them of a conversion of a note into common stock and cash.
Possible Effect of a Change in Conversion Consideration
In some situations, we may provide for the conversion of the notes into shares of an acquirer or other consideration (as described above under “Description of Notes — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange by a U.S. holder of the “original note” for a “modified note,” potentially resulting in the recognition of taxable gain or loss. Whether or not such an adjustment results in a deemed exchange, a conversion of a note into such consideration might be a taxable event. U.S. holders should consult their own tax advisors regarding the particular tax consequences to them of such an adjustment.
Constructive Distributions
The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make (or adequately make) adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided for in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution from us even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution.
Any such deemed distribution will be treated as a dividend, return of capital, or capital gain generally as described below under “— U.S. Holders — Distributions on Common Stock.” Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their own tax advisors regarding whether any taxable constructive dividends would be eligible for reduced rates of taxation (for non-corporate holders, including individuals) or the dividends-received deduction (for corporate holders), as the requisite applicable holding period might not be considered to be satisfied. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Distributions on Common Stock
Distributions paid on common stock (other than certain pro rata distributions of common shares), will generally be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder in the year actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of capital to the extent of (and will be applied against and reduce, but not below zero) the U.S. holder’s tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction, provided certain holding period and other applicable requirements are met. Dividends received by certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation, provided certain holding period requirements are satisfied.
Sale, Exchange or Other Taxable Disposition of Common Stock
Upon the sale, exchange or other taxable dispositions of common stock, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such sale, exchange or other disposition and (ii) the U.S. holder’s tax basis in the common stock. Subject to the discussion above under “— U.S. Holders — Market Discount,” such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments of interest on the notes, dividends (including constructive dividends) on the common stock, and to the proceeds of a sale or other taxable disposition of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.
Non-U.S. Holders
Payments of Interest
Subject to the discussion below under “— Non-U.S. Holders — Information Reporting and Backup Withholding,” and “— Non-U.S. Holders — Foreign Account Tax Compliance Act,” payments of interest on a note to a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:
•
such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•
the non-U.S. holder properly certifies to its non-U.S. status on the appropriate IRS Form W-8 and complies with other certification requirements or the non-U.S. holder holds the notes through certain foreign intermediaries and all applicable certification and documentation requirements are satisfied.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Sale, Exchange or Other Taxable Disposition of Notes
Subject to the discussion below under “— Non-U.S. Holders — Information Reporting and Backup Withholding,” and “— Non-U.S. Holders — Foreign Account Tax Compliance Act,” except with respect to any amount received that is attributable to accrued and unpaid interest (which will be treated as described above under “— Non-U.S. Holders — Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon a sale, exchange or other taxable disposition of a note unless:
•
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period. We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Conversion of Notes
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax upon a conversion of a note solely into common stock, except with respect to shares of common stock received that are attributable to accrued and unpaid interest (which will be treated as described above under “— Non-U.S. Holders — Payments of Interest”), and except with respect to cash received in lieu of a fractional share of common stock (the gain in respect of which will be treated as described above under “— Non-U.S. Holders — Sale, Exchange or Other Taxable Disposition of Notes”). Any gain recognized by a non-U.S. holder upon a conversion of a note into cash or cash and common stock will be treated as described above under “— Non-U.S. Holders — Sale, Exchange or other Taxable Disposition of Notes.”
Distributions on Common Stock
Distributions with respect to our common stock, including any constructive distributions resulting from certain adjustments (or failures to adjust (or adequately adjust)) the conversion rate of the notes (as discussed above under “— U.S. Holders — Constructive Distributions”), generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amounts not treated as dividends for U.S. federal income tax purposes will be treated as a tax-free return of capital to the extent of (and will be applied against and reduce, but not below zero) the non-U.S. holder’s adjusted tax basis in the shares of common stock. Any excess will be treated as gain realized on the sale or other taxable disposition of common stock and will be treated as described below under “— Non-U.S. Holders — Sale, Exchange or Other Taxable Disposition of Common Stock.”
Dividends (including constructive dividends resulting from certain adjustments or failures to adjust (or adequately adjust) the conversion rate of the notes (as discussed above under “— U.S. Holders — Constructive Distributions”)), paid to or deemed received by a non-U.S. holder in respect of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States). In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Dividends (including constructive dividends (as discussed above under “— U.S. Holders — Constructive Distributions”)) paid or deemed received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if any withholding taxes are paid on behalf of a non-U.S. holder, the amount of such withholding taxes may be set off against any subsequent payment or distribution otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes, or, in certain circumstances, against any payments on the common stock).

Sale, Exchange or Other Taxable Disposition of Common Stock
Subject to the discussion below under “— Non-U.S. Holders — Information Reporting and Backup Withholding” and “ — Non-U.S. Holders — Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of shares of common stock unless:
•
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
we are or have been a USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and our common stock is not “regularly traded on an established securities market” at any time during the calendar year in which the sale or other disposition occurs. We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
In the case of gain recognized by an individual described in the second bullet point above, such gain will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Information Reporting and Backup Withholding
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends (including constructive dividends) paid (or deemed paid) to the non-U.S. holder and the amount of tax, if any, withheld with respect to interest and dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.
U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest and dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption.
Under U.S. Treasury regulations, the payment of proceeds from the disposition of notes or common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes or common stock by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% will generally be required under the Foreign Account Tax Compliance Act (“FATCA”) in certain circumstances on any dividends on our common stock, payments of interest on the notes and gross proceeds from the sale or disposition of the notes or common stock made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries), unless various information reporting and due diligence requirements are satisfied or an exemption applies. However, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications and application of FATCA in light of their particular situations.

VALIDITY OF SECURITIES
The validity of any securities to be offered will be passed upon for us by David L. Green or our counsel, Wachtell, Lipton, Rosen & Katz. As an employee of the Company, Mr. Green participates in incentive plans of the Company and is eligible to receive awards under such plans. Mr. Green beneficially owns less than 0.1% of our outstanding common stock. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS
The consolidated financial statements of Global Payments Inc. and its subsidiaries incorporated by reference in this prospectus, and the effectiveness of Global Payments’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses that we anticipate we will incur in connection with any offering of securities under the registration statement. The estimated expenses of any offerings under this registration statement are not presently known, so amounts are estimated, except the SEC registration fee:
Filing Fee – Securities and Exchange Commission	$221,400
Legal Fees and Expenses	100,000
Trustee Fees and Expenses	40,000
Accounting Fees and Expenses	15,000
Printing Fees	25,000
Miscellaneous	15,000
Total	$416,400
To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement. The selling securityholder will be responsible for all applicable underwriting fees, discounts and similar charges.
Item 15.   Indemnification of Directors and Officers.
Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed: (x) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (y) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (z) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the GBCC; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.
Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (i) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) acts of omission which involve intentional misconduct or a knowing violation of the law; (iii) the types of liability set forth in

Section 14-2-832 of the GBCC, or (iv) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.
As permitted by the GBCC, the Global Payments bylaws requires it to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in such proceeding. The Global Payments bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to Global Payments or is subjected to injunctive relief in favor of Global Payments (i) for any appropriation, in violation of his or her duties, of any business opportunity of Global Payments, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the GBCC, or (iv) for any transaction from which he or she received improper personal benefits. The Global Payments bylaws require Global Payments, under certain circumstances, to advance expenses to its officers and directors who are parties to a proceeding for which indemnification may be sought.
The Global Payments bylaws also provide that Global Payments must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, to the fullest extent permitted by Georgia law, subject to limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Global Payments and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.
Certain of Global Payments’ employee benefit plans provide indemnification of directors and other agents against certain claims arising from the administration of such plans.
Global Payments also provides insurance from commercial carriers against certain liabilities incurred by its directors and officers.
As permitted by the GBCC, the Global Payments articles of incorporation contain a provision that eliminates a director’s personal liability to Global Payments or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:
•
any appropriation, in violation of his or her duties, of any business opportunity of Global Payments;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
the types of liability specified in Section 14-2-832 of the GBCC; and

•
any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter Global Payments shareholders or Global Payments from bringing a lawsuit against its directors. However, these provisions do not limit or eliminate Global Payments’ rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. The SEC has taken the position that this provision will have no effect on claims arising under federal securities laws.
The foregoing summaries are subject to the complete text of the GBCC and the Global Payments articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

Item 16.   Exhibits
LIST OF EXHIBITS
Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
4.1	Third Amended and Restated Articles of Incorporation of Global Payments Inc. (incorporated by reference to Exhibit 4.1 to Global Payments Inc.’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 filed on September 18, 2019).
4.2	Articles of Amendment to the Third Amended and Restated Articles of Incorporation of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on May 1, 2020).
4.3	Twelfth Amended and Restated Bylaws of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on February 21, 2023).
4.4	Indenture, dated as of August 8, 2022, between Global Payments Inc. and U.S. Bank Trust Company, National Association, as trustee, related to 1.00% Convertible Senior Notes due 2029 (incorporated by reference to Exhibit 4.1 to Global Payments Inc.’s Current Report on Form 8-K filed on August 9, 2022).
4.5	First Supplemental Indenture, dated as of December 14, 2022, among Global Payments Inc. and U.S. Bank Trust Company, National Associate, as trustee (incorporated by reference to Exhibit 4.23 to Global Payment Inc.’s Form 10-K filed on February 17, 2023).
4.6	Form of 1.00% Convertible Senior Notes Due 2029 (included as part of Exhibit 4.4).
4.7	Investment Agreement, dated as of August 1, 2022, by and among Global Payments Inc., Silver Lake Partners VI DE (AIV), L.P. and Silver Lake Alpine II, L.P. (incorporated by reference to Exhibit 10.4 to Global Payments Inc.’s Current Report on Form 8-K filed on August 2, 2022 (Film No: 221126839)).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz (filed herewith).
5.2	Opinion of David L. Green, Senior Executive Vice President, Chief Administrative and Legal Officer and Corporate Secretary of the Registrant (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 5.1).
23.3	Consent of David L. Green, Senior Executive Vice President, Chief Administrative and Legal Officer and Corporate Secretary of the Registrant (included as part of Exhibit 5.2).
24.1	Power of Attorney (included on signature page to this Registration Statement).
25.1	Form T-1 Statement of Eligibility of U.S. Bank Trust Company, National Association, as Trustee with respect to the Indenture, dated as of February 17, 2023 (filed herewith).
107	Filing Fee Table (filed herewith).

*
To be filed by amendment or under a Current Report on Form 8-K and incorporated by reference herein.

Item 17.   Undertakings
1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Filing Fee Table attached as an exhibit to the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) that is part of the registration statement.
(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (17 C.F.R. §230.424(b)(3)) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (17 C.F.R. § 230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (17 C.F.R. § 230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (17 C.F.R. § 230.424);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 22nd day of February, 2024.
GLOBAL PAYMENTS INC.
By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, Chief Administrative and Legal Officer
POWER OF ATTORNEY
BE IT KNOWN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Cameron M. Bready and David L. Green and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 22, 2024.
Signatures	Title
/s/ Cameron M. Bready Cameron M. Bready	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Joshua J. Whipple Joshua J. Whipple	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ David M. Sheffield David M. Sheffield	Executive Vice President, Chief Accounting Officer (Principal Accounting Officer)
/s/ M. Troy Woods M. Troy Woods	Chairman of the Board
/s/ Connie D. McDaniel Connie D. McDaniel	Lead Independent Director
/s/ F. Thaddeus Arroyo F. Thaddeus Arroyo	Director
/s/ Robert H.B. Baldwin, Jr. Robert H.B. Baldwin, Jr.	Director

Signatures	Title
/s/ John G. Bruno John G. Bruno	Director
/s/ Joia M. Johnson Joia M. Johnson	Director
/s/ Kirsten Kliphouse Kirsten Kliphouse	Director
/s/ Ruth Ann Marshall Ruth Ann Marshall	Director
/s/ Joseph Osnoss Joseph Osnoss	Director
/s/ William B. Plummer William B. Plummer	Director
/s/ John T. Turner John T. Turner	Director